PARAGON TONER, INC.
_________________________________________________________________________________

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2008 AND 2007

WITH

INDEPENDENT AUDITORS’ REPORT

PARAGON TONER, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Paragon Toner, Inc.
La Mirada, CA

We have audited the accompanying balance sheets of Paragon Toner, Inc. (an S Corporation, the “Company”) as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Paragon Toner, Inc. as of December 31, 2008 and 2007, and the results of its operations, changes in stockholder’s equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California
August 24, 2009

PARAGON TONER, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

ASSETS

	2008	2007
Current assets:

Cash and cash equivalents (Note 2)	$80,263	$12,104
Accounts receivable, net (Note 2)	464,789	708,075
Inventory (Notes 2 and 3)	458,936	655,117
Other current assets	1,800	-
Total current assets	1,005,788	1,375,296

Due from related parties (Note 4)	273,650	171,950

Property and equipment (Note 2):

Automobile	34,092	34,092
Furniture & fixture	53,388	51,378
Leasehold improvement	5,060	5,060
Machinery and equipment	433,469	422,475
	526,009	513,005
Less: Accumulated depreciation	(311,350)	(233,697)
Net property and equipment	214,659	279,308

Other assets:

Website, net of amortization (Note 8)	30,284	45,814
Security deposits	20,748	20,748
Other assets	245	834
Total other assets	51,277	67,396

Total Assets	$1,545,374	$1,893,950

See accompanying notes to financial statements.

PARAGON TONER, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

LIABILITIES AND STOCKHOLDER’S EQUITY
	2008	2007
Current liabilities:
Accounts payable	$492,804	$562,534
Line of credit (Note 5)	600,000	495,265
Current portion of notes payable (Note 6)	92,592	89,268
Current portion of capital lease obligations (Note 7)	35,761	32,152
Accrued expenses	49,436	97,094
Total current liabilities	1,270,593	1,276,313
Long term liabilities:
Notes payable, net of current portion (Note 6)	47,996	140,588
Capital lease obligations, net of current portion (Note 7)	50,449	86,210
Deferred rent (Note 2)	57,984	43,082
Total long term liabilities	156,429	269,880
Total liabilities	1,427,022	1,546,193
Stockholder’s equity:
Common stock - no par value
1,000,000 shares authorized,
12,900 shares issued and outstanding	129,000	129,000
Retained earnings (accumulated deficit)	(10,648)	218,757
Total stockholder’s equity	118,352	347,757

Total liabilities and stockholder’s equity	$1,545,374	$1,893,950

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Net sales	$6,707,301	$5,738,176
Cost of goods sold:
Beginning inventory	655,117	423,466
Purchases	3,326,728	3,450,575
Direct labor	1,012,095	873,152
Manufacturing overhead	385,367	385,734
Freight, supplies and other costs	69,953	95,047
	5,449,260	5,227,974
Less: Ending inventory	(458,936)	(655,117)
Total cost of goods sold	4,990,324	4,572,857
Gross profits	1,716,977	1,165,319
Selling, general and administrative expenses (Note 11)	1,588,655	1,052,709

Income from operations	128,322	112,610

Other income (expenses):
Interest expense	(66,039)	(89,338)
Gain on disposition of securities	-	2,521
Net other expense	(66,039)	(86,817)

Income before income tax provision	62,283	25,793

Provision for income taxes (Note 2)	2,249	4,276

Net income	$60,034	$21,517

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common Stock
			Retained	Total
			Earnings	Stockholder’s
			(accumulated	Equity
	Shares	Amounts	deficit)
Balance at January 1, 2007	12,900	$129,000	$203,000	$332,000
Distributions to stockholder for the year 2007	-	-	(5,760)	(5,760)
Net income for the year 2007	-	-	21,517	21,517
Balance at December 31, 2007	12,900	129,000	218,757	347,757
Distributions to stockholder for the year 2008	-	-	(289,439)	(289,439)
Net income for the year 2008	-	-	60,034	60,034
Balance at December 31, 2008	12,900	$129,000	$(10,648)	$118,352

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Cash flows from operating activities:
Net income	$60,034	$21,517
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	247,793	-
Depreciation and amortization	93,772	68,379
Provision for inventory obsolescence (Increase) decrease in:	6,143	28,843
Accounts receivable	(4,506)	(304,846)
Inventory	190,039	(260,494)
Other current assets	(1,800)	-
Increase (decrease) in:
Accounts payable	(69,730)	188,664
Accrued expenses	(47,659)	63,905
Deferred rent	14,902	42,673
Total adjustments	428,954	(172,876)
Net cash provided by (used in) operating activities	488,988	(151,359)
Cash flows from investing activities:
Acquisition of property	(13,004)	(84,385)
Acquisition of website	-	(4,619)
Increase in due from related parties	(197,855)	(4,486)
Net cash used in investing activities	(210,859)	(93,490)
Cash flows from financing activities:
Net proceeds from line of credit	104,735	277,431
Net payments on notes payable	(89,268)	(80,170)
Payments on capital lease obligations	(32,152)	(28,424)
Distributions to stockholder	(193,285)	(5,760)
Net cash provided by (used in) financing activities	(209,970)	163,077
Net increase (decrease) in cash	68,159	(81,772)
Cash at beginning of year	12,104	93,876
Cash at end of year	$80,263	$12,104

(continued)

See accompanying notes to financial statements.

PARAGON TONER, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Supplemental disclosures:
Cash paid during the year:
Income taxes	$4,276	$4,342
Interest expense	$66,039	$89,338

Noncash financing activities:
Equipment acquired by a capital lease	$-	$32,050
Conversion of accounts receivable to Website	$-	$41,938
Conversion of due to related parties to distributions to Stockholder	$96,155	$-

See accompanying notes to financial statements.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 1 - Nature of Business

Paragon Toner, Inc. (the “Company”) was incorporated in the state of California on January 27, 2004. The Company is engaged primarily in manufacturing and distributing compatible toners.

Note 2 - Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are primarily used for depreciation of property and equipment, amortization of intangible assets, allowances for doubtful accounts and inventory valuation. Actual results could differ from those estimates.

Revenue recognition

The Company recognizes revenues from product sales when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred (or services have been rendered), the price is fixed or determinable, and collectability is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of the Company’s revenue arrangements are FOB (free on board) destination. Revenue is recorded net of customer returns, allowances and discounts that occur under arrangements established with customers.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be categorized as cash and cash equivalents.

Allowance for doubtful accounts

The allowance for doubtful accounts is computed based upon the management’s estimate of uncollectible accounts and historical experience. The Company performs ongoing credit evaluations of its customers to estimate potential credit losses. Amounts are written off against the allowance in the period the Company determines that the receivable is uncollectible. As a result, the Company wrote off $247,793 and $0 of uncollectible amount for the years ended December 31, 2008 and 2007, respectively. The allowance for doubtful accounts is $0 at, both, December 31, 2008 and 2007.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2 - Summary of Significant Accounting Policies (continued)

Inventory

Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, slow moving items and other factors in evaluating net realizable value.

Property and equipment

Property and equipment are stated at cost. The straight-line method is used to calculate depreciation over their estimated useful lives ranging as follows:

Automobile	3 years
Furniture & fixture	5 to 7 years
Leasehold improvement	5 years
Machinery and equipment	5 years

Leasehold improvements are depreciated to expense over the shorter of the life of the improvement or the remaining lease term. Capital expenditures that enhance the value or materially extend the useful life of the related assets are reflected as additions to property and equipment. Expenditures for repairs and maintenance are charged to expense as incurred. Upon a sale or disposition of assets, a gain or a loss is included in the statement of operations. Depreciation expense amounted to $77,653 and $67,046 for the years ended December 31, 2008 and 2007, respectively.

Impairment of long-lived assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. In management’s opinion, no such impairment existed as of December 31, 2008 and 2007.

Accrued expenses

The Company’s accrued expenses consist of amounts payable for salaries, payroll taxes and sales taxes.

Deferred rent

The Company recognizes rent expense equal to the total of the payments and free rent received due over the lease term, divided by the number of months of the lease term applying the straight-line method. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent.

Shipping and handling

Certain shipping and handling fees are charged to customers and these are classified as revenue. The costs associated with all shipping to customers are recorded as operating expenses. Shipping expenses for the years ended December 31, 2008 and 2007 amounted to $157,450 and $93,014, respectively.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2 - Summary of Significant Accounting Policies (continued)

Income taxes

The Company elected to be subject to the S corporation provisions of the Internal Revenue Code for federal and state income tax purposes effective January 27, 2004. Accordingly, as an S corporation, the Company’s taxable income or losses and applicable tax credits are passed through to its shareholder and reported on shareholder’s individual income tax return. However, the State of California requires S Corporation to pay a state franchise tax (currently 1.5% on its taxable income).

Recent pronouncements

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 163, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60 (SFAS 163). SFAS 163 clarifies how Statement of Financial Accounting Standards No. 60, Accounting and Reporting by Insurance Enterprises, applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. Management is currently evaluating the effect of adopting this statement, but does not believe that SFAS 163 will have an effect on the Company’s financial condition or results of operations.

In June 2008, the FASB issued an exposure draft of a proposed amendment to SFAS 133. As proposed, this amendment would make several significant changes to the way in which entities account for hedging activities involving derivative instruments. The FASB has not yet issued the final statement.

In October 2008, the FASB issued Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157. The Company expects the adoption of FSP 157-3 will not have a material impact on financial condition or results of operations.

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected this deferral and accordingly will be required to adopt FIN 48 in its 2009 annual financial statements. Prior to adoption of FIN 48, the Company will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies. SFAS No. 5 requires the Company to accrue for losses it believes are probable and can be reasonably estimated.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 require disclosures about fair value of financial instruments in interim and annual financial statements. FSP FAS 107-1 and APB 28-1 are effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company expects the adoption of FSP FAS 107-1 and APB 28-1 will not have a material impact on its financial condition or results of operations.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2 - Summary of Significant Accounting Policies (continued)

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2/124-2”). FSP FAS 115-2/124-2 requires entities to separate any other-than-temporary impairment of a debt security into two components when there are credit related losses associated with the impaired debt security for which management asserts that it does not have the intent to sell the security, and it is more likely than not that it will not be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive loss. FSP FAS 115-2/124-2 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company expects the adoption of FSP FAS 115-2/124-2 will not have a material impact on its financial condition or results of operations.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are Not Orderly” (“FSP FAS 157-4”). Under FSP FAS 157-4, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value. FSP FAS 157-4 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company expects the adoption of FSP FAS 157-4 will not have a material impact on its financial condition or results of operations.

Note 3 - Inventory

Inventory consists of the following at December 31:

	2008	2007

Finished goods	$170,717	$136,303
Raw materials	323,205	547,657
	493,922	683,960
Less: Inventory reserve	(34,986)	(28,843)
Total	$458,936	$655,117

The Company recorded a reserve for slow moving and obsolete inventory of $6,143, and $28,843 as cost of goods sold in 2008 and 2007, respectively. Overhead allocated to the inventory amounted to $20,079 and $21,564 for the years ended December 31, 2008 and 2007, respectively.

Note 4 - Due from related parties

Advances to family members of the stockholder are unsecured, non-interest bearing and due on demand. The Company has $273,650 and $171,950 of advances due from related parties as of December 31, 2008 and 2007, respectively.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 5 - Line of Credit

The Company has a line of credit with a bank with a maximum borrowing limit of $600,000. The outstanding balance was $600,000 and $495,265 as of December 31, 2008 and 2007, respectively. This line of credit matures on June 7, 2010 and is secured by the Company’s accounts receivable, inventory and other miscellaneous assets. Interest is accrued at the bank’s prime plus 1.00% (4.25% as of December 31, 2008).

The Company incurred interest expenses on this line of credit of $35,296 and $45,855 for the years ended December 31 2008 and 2007, respectively. This line of credit contains certain covenants, and in management opinion, the Company is in compliance with the covenants as of December 31, 2008.

Note 6 - Notes Payable

As of December 31, the Company has long term notes payable as follows;

	2008	2007

A note payable to a bank, due in monthly installments of $3,143, including interest at the bank’s prime plus 1.25% (4.50% as of December 31, 2008). The note matures in May 2011, and is collateralized by substantially all the assets of the Company. The note is subject to various restrictive covenants, including maintenance of financial ratios at all times.	$80,331	$109,946

A note payable to a bank, due in monthly installments of $3,249, including interest at the bank’s prime plus 1.25% (4.50% as of December 31, 2008). The note matures in November 2009, and is collateralized by substantially all the assets of the Company.	33,182	67,112

A note payable to a bank, due in monthly installments of $2,476, including interest at the bank’s prime plus 2.00% (5.25% as of December 31, 2008). The note matures in May 2011, and is collateralized by substantially all bank accounts of the Company.	27,075	52,798

Total notes payable	140,588	229,856

Less: Current portion	(92,592)	(89,268)

Notes payable, net of current	$47,996	$140,588

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 6 - Notes Payable (continued)

Maturities of notes payable are as follows for the years ending December 31:

Years ending December 31,	Amount

2009	$92,592
2010	33,820
2011	14,176

Total	$140,588

Total interest expenses from the notes payable were $11,410 and $26,709 for the years ended December 31, 2008 and 2007, respectively.

Note 7 - Capital Lease Obligations

The Company entered into numerous capital lease agreements with leasing companies to purchase certain equipment and transportation vehicles. As of December 31, these assets are carried as follows:

	2008	2007

Equipment	$162,889	$162,889
Transportation vehicles	32,800	32,800
Less: Accumulated depreciation	(126,502)	(98,113)
	$69,187	$97,576

The related future minimum lease payments under the capital lease obligations are as follows at December 31:

	2008	2007
Total minimum lease payments	$111,940	$163,449
Less: Amount representing interest	(25,730)	(45,062)
Present value of net minimum lease payments	86,210	118,362
Less: Current portion	(35,761)	(32,152)
Capital lease obligations, net of current portion	$50,449	$86,210

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 7 - Capital Lease Obligations (continued)

Maturities of capital lease obligations are as follows for the years ending December 31:

Years ending December 31,	Amount

2009	$35,761
2010	21,888
2011	20,447
2012	8,114
Total	$86,210

Total interest expenses from the capital lease obligations were $19,333 and $16,774 for the years ended December 31, 2008 and 2007, respectively.

Note 8 - Capitalized Website Costs

The Company amortizes its website over the estimated useful life of three years. Amortizable intangible assets are tested for impairment when impairment indicators are present, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. No impairment of website costs has been identified during the periods presented. The carrying amount and accumulated amortization related to the website costs are as follows as of December 31:

	2008	2007
Gross balance	$46,589	$46,589
Less: Accumulated amortization	(16,305)	(775)

Net balance	$30,284	$45,814

Estimated aggregate amortization expense for each of the succeeding years is as follows:

Years ending December 31,	Amount

2009	$15,530
2010	14,754
Total	$30,284

Total amortization expenses were $15,530 and $775 for the years ended December 31, 2008 and 2007, respectively.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 9 - Commitments and Contingencies

The Company leases its warehouse and office from a non-affiliate. Future minimum rental payments under these leases as of December 31, 2008 are as follows:

Years ending December 31,	Amount

2009	$268,724
2010	273,235
2011	279,619
2012	23,301
Total	$844,879

Rent expenses amounted to $254,777 and $261,894 for the years ended December 31, 2008 and 2007, respectively. The Company allocated $238,015 and $245,047 of rent expenses to cost of goods sold for the years ended December 31, 2008 and 2007, respectively.

Note 10 - Concentration of Credit Risk

Beginning December 19, 2008, the Federal Deposit Insurance Company (FDIC) began the “Transaction Account Guarantee Program”. Under that program, through December 31, 20013, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules. The general deposit insurance limit was also raised from $100,000 to $250,000 through December 31, 2009. As of December 31, 2008, The Company had no balances above this limit.

A significant portion of the Company’s sales and accounts receivable is concentrated in a limited number of customers. Three major customers account for 44% and 40% of total revenue and 55% and 58% of total receivable for the years ended and as of December 31, 2008 and 2007, respectively. The Company expects that a significant portion of its sales may continue to be concentrated with a limited number of customers. The concentration of the business with a relatively small number of customers may expose the Company to a material adverse effect if one or more of large customers were to experience financial difficulty.

PARAGON TONER, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 11 - Schedules of Selling, General and Administrative Expenses

The selling, general and administrative expenses for the years ended December 31 are as follows:

	2008	2007

Salaries and wages	$789,164	$681,423
Payroll taxes	72,991	62,374
Advertising expense	6,584	123
Automobile expense	14,911	8,236
Bad debts	247,793	-
Bank charges	20,518	10,454
Commission	47,021	61,139
Contribution	2,537	-
Depreciation and amortization	29,739	2,290
Dues and subscriptions	1,028	2,475
Freight out	157,450	93,014
Insurance	15,912	18,864
Meals and entertainment	9,700	7,112
Office expense	9,788	9,200
Penalty	6,917	1,740
Professional fees	52,700	12,350
Rent	16,762	16,848
Repair and maintenance	5,325	1,513
Supplies	32,362	25,629
Taxes and licenses	827	2,513
Telephone	14,486	11,791
Travel	16,140	18,470
Utilities	1,905	2,120
Miscellaneous	16,095	3,031
Total selling, general and admin expenses	$1,588,655	$1,052,709